Exhibit 4.17

This amendment letter is made on 9 July 2025 among:

1)

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY (the “Agent”) for itself and as facility agent for the Finance Parties (under and as defined in the Revolving Facilities Agreement (as defined below));

2)	BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY as Security Trustee for the Secured Parties (each term under and as defined in the Revolving Facilities Agreement);
3)	RED FOOTBALL LIMITED (the “Company”) as the Company, Obligors’ Agent and a Guarantor (each term under and as defined in the Revolving Facilities Agreement);
4)	MANCHESTER UNITED FOOTBALL CLUB LIMITED as the Borrower and a Guarantor (each term under and as defined in the Revolving Facilities Agreement);
5)	MU FINANCE LIMITED (F/K/A MU FINANCE PLC) as a Guarantor;
6)	MANCHESTER UNITED LIMITED and RED FOOTBALL JUNIOR LIMITED each as a Guarantor;
7)	BANK OF AMERICA, N.A., LONDON BRANCH (as “BANA London”);
8)	NATIONAL WESTMINSTER BANK PLC (BANA London and National Westminster Bank plc together, the “Continuing Lenders”);
9)	SANTANDER UK PLC (“Santander”); and
10)	HSBC UK BANK PLC (Santander and HSBC UK Bank plc together, as the “Incoming Lenders”).
1.	background and amendments to the revolving facilities agreement
1.1

We refer to a revolving facilities agreement dated 22 May 2015, as amended pursuant to an amendment letter dated 7 October 2015, as amended and restated pursuant to an amendment and restatement agreement dated 4 April 2019, as amended and restated pursuant to an amendment and restatement agreement dated 4 March 2021, as further amended and restated pursuant to an amendment and restatement agreement dated 10 December 2021, as further amended pursuant to an amendment letter dated 4 November 2022, and as further amended pursuant to an amendment letter dated 28 June 2024, between, amongst others, the Company, MU Finance Limited (formerly known as MU Finance plc) as Original Borrower, Bank of America, N.A., as the Arranger and Bank of America Europe Designated Activity Company as Agent and Security Trustee (the “Revolving Facilities Agreement”).

1.2	The Company has requested, amongst other things, that:
(a)

the Total Initial Facility Commitments be increased to £350,000,000 the proceeds of which are to be used for: (i) the refinancing of a revolving facility agreement dated 26 April 2022 (as amended from time to time), between the

Company, Manchester United Football Club Limited (as borrower), the Agent, and BANA London (as original lender) (the “BofA Bilateral RCF”); (ii) financing or re-financing (as applicable) capital expenditure; (iii) working capital and other general corporate purposes including funding any amounts on to the balance sheet for any of the foregoing purposes and otherwise as per the Revolving Facilities Agreement; and (iv) the refinancing of a revolving facility agreement dated 14 October 2020 (as amended from time to time) between the Company (as company) and Santander UK plc (as original lender and as agent) (the “Santander Bilateral RCF”); and

(b)	the Initial Termination Date be extended to 31 December 2029.
1.3

To facilitate the increase in the Total Initial Facility Commitments, it is intended that the Incoming Lenders accede: (i) to the Revolving Facilities Agreement as a Lender; and (ii) the Intercreditor Agreement (as defined in the Revolving Facilities Agreement), as RCF Lenders (as defined in the Intercreditor Agreement).

1.4

In accordance with Clause 41 (Amendments and Waivers) of the Revolving Facilities Agreement the Majority Lenders (as defined in the Revolving Facilities Agreement) have agreed to amendments as set out in this letter.

2.	DEFINITIONS AND INTERPRETATION
2.1	Definitions

In this letter:

(a)	Unless defined in this letter, a term defined in the Revolving Facilities Agreement has the same meaning in this letter.
(b)	“Amended Facilities Agreement” means the Revolving Facilities Agreement as amended by this letter.
(c)	“Effective Date” means the date on which the Agent provides the confirmation pursuant to Clause 3 (Effective Date) below.
(d)	“Majority Lenders” has the meaning given to such term in the Amended Facilities Agreement, as if the Effective Date has occurred.
(e)

“Notes Purchase Agreement” means the notes purchase agreement dated 27 May 2015, as amended by amendment no. 1 dated 14 June 2018, amendment no 2. Dated 4 March 2021 and supplemented by consent no. 2 dated 26 April 2022, between, amongst others, the Obligors as notes parties, The Bank of New York Mellon as paying agent and the several institutional investors named therein from time to time as holders, providing for the issuance and sale by the issuer of its 3.79% guaranteed senior secured notes due 26 June 2027.

(f)	“Outstanding Loans” means the principal amount of all Loans outstanding under the Revolving Facilities Agreement immediately prior to the Effective Date.

(g)	“Transaction Document” has the meaning set out in paragraph 2 of Schedule 1 (Conditions Precedent to the Effective Date).
(h)

References in the Revolving Facilities Agreement to “this Agreement”, “hereof”, “hereunder” and expressions of similar import shall be deemed to be references to the Revolving Facilities Agreement (as amended and restated by this letter).

2.2	Interpretation
(a)

Clause 1.2 (Construction) of the Revolving Facilities Agreement will be deemed to be set out in full in this letter, mutatis mutandis, but as if references in that clause to the Revolving Facilities Agreement were references to this letter.

(b)	It is agreed that this letter will constitute a Finance Document for the purposes of the Amended Facilities Agreement and a Debt Document under and as defined in the Intercreditor Agreement.
3.	EFFECTIVE DATE
3.1

The provisions of Clause 4 (Amendments and Acknowledgments) of this letter shall come into the effect on the Effective Date when the Agent (acting for itself and for the Finance Parties) has confirmed in writing to the Company that it has received, or waived the requirement to receive, the documents and evidence listed in Schedule 1 (Conditions Precedent to the Effective Date).

3.2	Immediately following the written confirmation set out in Clause 3.1 above, the Effective Date shall automatically occur without any further action from any party.
3.3

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the confirmation described in Clause 3.1 above, the Continuing Lenders and Incoming Lenders authorise (but do not require) the Agent to give such confirmation. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such confirmation.

3.4

If the Effective Date does not occur on or before the date falling 30 Business Days after the date of this letter or such later date as the Company and the Agent (acting on the instructions of the Continuing Lenders and Incoming Lenders) may agree, then this letter shall lapse and be of no further effect and none of the Parties shall be under any liability under this letter and the Revolving Facilities Agreement shall be read and construed as if this letter had never been entered into.

4.	AMENDMENTS AND ACKNOWLEDGMENTS
4.1	On the Effective Date, the Revolving Facilities Agreement will be amended as follows:
(a)	a new definition of “Fourth Amendment Letter” is added to clause 1.1 (Definitions) in alphanumerical order:

“Fourth Amendment Letter” means the amendment letter relating to this Agreement dated on or about 10 July 2025 and made between the Company and the Agent.

(b)	a new definition of “Fourth Amendment Letter Effective Date” shall be added to clause 1.1 (Definitions) in alphanumerical order:

“Fourth Amendment Letter Effective Date” means the Effective Date as defined in the Fourth Amendment Letter.

(c)	the definition of Finance Document is deleted in its entirety and replaced with:

“Finance Document” means this Agreement, the First Amendment and Restatement Agreement, the First Amendment Letter, the Second Amendment and Restatement Agreement, the Third Amendment and Restatement Agreement, the Second Amendment Letter, the Third Amendment Letter, the Fourth Amendment Letter, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, the Intercreditor Agreement, the Security Confirmation Deed, any Resignation Letter, any Transaction Security Document, any Utilisation Request, any Additional Facility Notice, any Additional Facility Lender Accession Notice, any RFR Supplement, any Compounding Methodology Supplement and any other document designated as a “Finance Document” by the Agent and the Company.

(d)	the definition of Initial Termination Date is deleted in its entirety and replaced with:

“Initial Termination Date” means in respect of the Initial Facility, 31 December 2029.

(e)	the definition of Margin is deleted in its entirety and replaced with:

“Margin” means in respect of the period commencing on and from the Fourth Amendment Letter Effective Date:

(a)	in relation to any Initial Facility Loan, the following percentages per annum, based upon the Total Net Leverage Ratio as set forth below in the column opposite that range:
Total Net Leverage Ratio	% per annum

Greater than 3.50:1	1.75

Greater than 2.00:1 but less than or equal to 3.50:1	1.50

Less than or equal to 2.00:1	1.25

(b)however:

(i)	any increase or decrease in the Margin for an Initial Facility Loan shall take effect on the date which is the date of delivery to the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 25.2 (Provision and contents of Compliance Certificate);

(ii)

if, following receipt by the Agent of the Annual Financial Statements of the Group and related Compliance Certificate, those Annual Financial Statements and Compliance Certificate demonstrate that: (a) the Margin should have been reduced in accordance with the above table or (b) the Margin should not have been reduced or should have been increased in accordance with the above table, the next payment of interest following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders or the relevant Borrower in the position they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction or increase shall only apply to the extent the Lender which received the overpayment or underpayment of interest remains a Lender as at the date of such adjustment);

(iii)

while an Event of Default is continuing, the Margin shall be 1.75 per cent. per annum however, once that Event of Default is remedied or waived, the Margin will be re-calculated on the basis of the most recently delivered accounts and the Margin (on the assumption that as at the date such accounts were delivered no Event of Default had occurred or was continuing) will apply with effect from that remedy or waiver; and

(iv)	for the purpose of determining the Margin, the Total Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 26.1 (Financial definitions).

Notwithstanding anything to the contrary contained above (other than sub-paragraph (iii) above), the determination of the Margin in relation to a Loan for the period on and from the Fourth Amendment Letter Effective Date through and including the first business day immediately following the date a Compliance Certificate is delivered to the Agent for the Relevant Period ending 30 June 2025 shall be 1.75 per cent. per annum; and

(c)

in relation to any Additional Facility, as set out in the Additional Facility Notice relating to that Additional Facility (or as otherwise agreed by the relevant Additional Facility Borrower(s) and the Additional Facility Lender(s) under that Additional Facility from time to time).

(f)	the definition of Total Commitments is deleted in its entirety and replaced with:

“Total Commitments” means the aggregate of the Total Initial Facility Commitments and all Additional Facility Commitments, being as at the Fourth Amendment Letter Effective Date, £350,000,000.

(g)	the definition of Total Initial Facility Commitments is deleted in its entirety and replaced with:

“Total Initial Facility Commitments” means the aggregate of the Initial Facility Commitments, being £350,000,000 as at the Fourth Amendment Letter Effective Date.

(h)	clause 3.1 (Purpose) is deleted in its entirety and replaced with:

Each Borrower shall apply all amounts borrowed by it under the Initial Facility, any Letter of Credit and any utilisation of any Ancillary Facility towards (a) the refinancing of the BofA Bilateral RCF (as defined in the Fourth Amendment Letter), (b) financing or re-financing (as applicable) capital expenditure the general corporate and working capital purposes of the Group (c) working capital and other general corporate purposes including funding any amounts on to the balance sheet for any of the foregoing purposes; and (d) the refinancing of the Santander Bilateral RCF (as defined in the Fourth Amendment Letter) (other than (i) the prepayment of any other Senior Secured Debt or (ii) in the case of any such utilisation of any Ancillary Facility, towards prepayment of any Utilisation). For the avoidance of doubt amounts borrowed under this Agreement may be used towards the making of acquisitions (including, but not limited to, the acquisition of players).

(i)	clause 17.1(a)(i) (Commitment fee) is deleted in its entirety and replaced with:
(i)

computed, on and from the Fourth Amendment Letter Effective Date, at the rate per annum of 35 per cent. of the applicable Margin on that Lender’s Available Commitment under the Initial Facility from (and including) the date of this Agreement to (and including) the last day of the Availability Period applicable to the Initial Facility; and

(j)	Part 2 of Schedule 1 (The Original Parties) is deleted in its entirety and replaced with the following:

The Original Lenders

Name of Original Lender	Initial Facility Commitment (£) as of the Fourth Amendment Letter Effective Date	Treaty Passport Scheme reference number and jurisdiction of tax residence (if applicable)

Bank of America, N.A., London Branch	140,000,000	N/A

National Westminster Bank plc	85,000,000	N/A

Santander UK plc	75,000,000	N/A

HSBC UK Bank plc	50,000,000	N/A

Name of Original Lender	Initial Facility Commitment (£) as of the Fourth Amendment Letter Effective Date	Treaty Passport Scheme reference number and jurisdiction of tax residence (if applicable)

Total	350,000,000

(k)	Schedule 9 (Form of Compliance Certificate) shall be amended by the addition of the following paragraph 6:
6.

We confirm that the Total Net Leverage Ratio for the most recently completed Relevant Period was [●] and therefore Margin in relation to the [Initial]/[Additional]*** Facility should be [●] per cent. per annum. We set out in the Schedule (calculation of Consolidated EBITDA and Total Net Leverage Ratio) hereto detail of the calculation of this amount.

(l)

The text “(without rounding)” in the definition of Annualised Cumulative Compounded Daily Rate in Schedule 23 (Daily Non-Cumulative Compounded RFR Rate) be deleted and replaced with the text “(rounded to 4 decimal places if the RFR is SONIA and rounded to 5 decimal places if the RFR is SOFR)”

4.2

By signing this letter, the Majority Lenders acknowledge and confirm that clause 27.11 (Senior Secured Debt) shall, from the Fourth Amendment Letter Effective Date, be construed and apply to Senior Secured Debt issued, incurred, amended, varied, novated, supplemented, superseded, waived or terminated on and after the Fourth Amendment Letter Effective Date.

5.	Incoming Lenders
5.1	With effect from and including the Effective Date:
(a)

each Incoming Lender shall become a party to the Amended Facilities Agreement, as a “Lender”, with a Commitment under the Amended Facilities Agreement (and accordingly, all obligations of a Lender under the Amended Facilities Agreement, in respect thereof) equal to the amount opposite its name in Part 2 of Schedule 1 (The Original Parties) of the Amended Facilities Agreement;

(b)

each Incoming Lender and each Obligor shall assume obligations towards one another and/or acquire rights against one another as the Obligors and each Incoming Lender as the Obligors and the Incoming Lender would have assumed and/or acquired had the Incoming Lender been an Original Lender with a Commitment in the amount of its Commitment; and

(c)

each Incoming Lender and the other Finance Party shall assume obligations towards one another and/or acquire rights against one another as those Finance Parties and each Incoming Lender would have assumed and/or acquired has each Incoming Lender been an Original Lender with a Commitment in the amount of its Commitment.

5.2

The Agent confirms that it has completed all necessary “know your customer”, USA PATRIOT Act or other similar checks under all applicable laws in relation to the assumption of a Commitment by an Incoming Lender.

5.3

Each Incoming Lender confirms that it has completed all necessary “know your customer”, USA PATRIOT Act or other similar client identification requirements under all applicable laws and regulations in relation to each Obligor.

5.4

Each Incoming Lender confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders, in relation to, and in accordance with, the Amended Facilities Agreement.

5.5

Each Incoming Lender, by executing this letter, confirms that it has delivered to the Agent its address, e-mail address, fax number (if any, and the department or officer, if any, for whose attention the communication is to be made) for the purposes of clause 37.2 (Addresses) of the Amended Facilities Agreement.

5.6	Each Incoming Lender confirms:
(a)

in respect of any advance by such Lender to a Borrower incorporated in the United Kingdom, for the benefit of the Agent and without liability to any Obligor, that it is a Qualifying Lender (other than a Treaty Lender);

(b)	that it is not an Investor Affiliate; and
(c)	that it is not a Non-Acceptable L/C Lender.
5.7

Clause 29.4 (Limitation of responsibility of Existing Lenders) of the Revolving Facilities Agreement shall apply mutatis mutandis in this Clause 5 in respect of an Incoming Lender, as if references to:

(a)	an “Existing Lender” were references to the Continuing Lenders;
(b)	a “New Lender” were reference to the Incoming Lenders; and
(c)	a “re-transfer” and “re-assignment” were references to the assumption of rights and obligations contemplated by this Clause 5.
5.8

With reference to clause 21 (Changes to the Parties) of the Intercreditor Agreement. In consideration of each Incoming Lender being accepted as a RCF Lender for the purposes of the Intercreditor Agreement (and as defined therein), each Incoming Lender confirms that, as from the Effective Date, it intends to be party to the Intercreditor Agreement as a RCF Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a RCF Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

5.9

The parties hereto intend and agree that the provisions of this Clause 5 (Incoming Lenders) shall take effect as a Creditor/Creditor Representative Accession undertaking for the purposes of the Intercreditor Agreement (as defined in the Intercreditor Agreement), receipt of which is hereby acknowledged an consented to by the Security Agent.

6.	Continuing Lenders
6.1

With effect from and including the Effective Date, each Continuing Lender shall have a Commitment under the Amended Facilities Agreement equal to the amount opposite its name in Part 2 of Schedule 1 (The Original Parties) of the Amended Facilities Agreement.

6.2

Save as reduced, increased or otherwise amended pursuant to this letter, the Commitments, rights and obligations of each Continuing Lender under the Finance Documents shall continue in full force and effect, in accordance with the terms and conditions of the Finance Documents.

7.	Reallocation of loans and commitments

The Agent shall direct the reallocation of Commitments and Loans on the Effective Date as between the Lenders as reflected in this letter and the Amended Facilities Agreement.

8.	Outstanding Loans
8.1

Notwithstanding anything to the contrary in this letter, the parties to this letter hereby agree that the Borrower (or the Company) may submit a Utilisation Request (the “Effective Date Utilisation Request”) in respect of the Amended Facilities Agreement on or prior to the Effective Date, as if the Effective Date had occurred, provided that the Utilisation Date is no earlier than the Effective Date. Any Effective Date Utilisation Request shall be considered validly submitted. To the extent that the Borrower (or the Company) submits the Effective Date Utilisation Request:

(a)

the Obligors acknowledge and agree for the benefit of the Continuing Lenders, the Incoming Lenders and the Agent that paragraph (c) of clause 20.2 (Other indemnities) and clause 35.4 (Clawback) of the Amended Facilities Agreement shall apply to the Effective Date Utilisation Request; and

(b)

each Continuing Lender and each Incoming Lender acknowledges and agrees for the benefit of the Agent that clause 32.11 (Lenders’ indemnity to the Agent) and clause 35.4 (Clawback) of the Amended Facilities Agreement shall apply to the Effective Date Utilisation Request, in each case, as if: (i) the Amended Facilities Agreement had been effective when such utilisation request was submitted; and (ii) each reference to “this Agreement” were a reference to this letter.

8.2

The Company hereby notifies the Agent that it shall prepay an amount equal to all Outstanding Loans immediately prior to the occurrence of the Effective Date, with such prepayment taking effect immediately prior to the occurrence of the Effective Date provided a Lender has not failed to make its participation in a Loan under the Effective

Date Utilisation Request available or notified the Agent or the Company that it will not make its participation in such Loan available by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders’ participation) of the Amended Facilities Agreement;

8.3	The Borrower (or the Company) shall ensure that the Effective Date Utilisation Request delivered pursuant to Clause 8.1 is for a principal amount sufficient to prepay the Outstanding Loans.
8.4	The parties to this letter agree that:
(a)

the Continuing Lenders shall be deemed to not have any Loans outstanding when determining each Lender’s participation in any Loan pursuant to clause 5.4 (Lenders’ participation) of the Amended Facilities Agreement where the proceeds are used to prepay the Outstanding Loan; and

(b)

notwithstanding clause 5.4 (Lenders’ participation) of the Amended Facilities Agreement, each Continuing Lender’s participation in a Loan made to prepay the Outstanding Loan, to the extent such participation is equal to or less than its participation in the Outstanding Loan, may be provided by each Continuing Lender on a cashless basis which the Agent shall record by book entry.

8.5	Each Continuing Lender agrees that:
(a)

the notice period for delivery of a notice of prepayment under clause 11.4(a)(ii) (Voluntary prepayment of Utilisations) of the Revolving Facilities Agreement shall not apply to the prepayment notified under Clause 8.2 of this letter; and

(b)	no Break Costs shall be payable in connection with the prepayment notified under Clause 8.2 of this letter.
8.6	All accrued interest and commitment fees in respect of the Outstanding Loans shall be due and payable on the Effective Date.
8.7	BANA London (in its capacity as Majority Lender under, and as defined in the BofA Bilateral RCF) agrees that:
(a)

the notice period for delivery of a notice of cancellation and prepayment (as applicable) under clause 11.3 (Voluntary cancellation) and 11.4(a)(ii) (Voluntary prepayment of Utilisations) of the BofA Bilateral RCF shall be reduced to one business day in London in relation to the cancellation and prepayment in full of the Available Facility and any outstanding Utilisations (each as defined in the BofA Bilateral RCF) on or immediately prior to the Effective Date; and

(b)	no Break Costs (as defined in the BofA Bilateral RCF) shall be payable in connection with such prepayment.
8.8	Santander (in its capacity as Majority Lender under, and as defined in the Santander Bilateral RCF) agrees that:

(a)

the notice period for delivery of a notice of cancellation and prepayment (as applicable) under clause 11.2 (Voluntary cancellation) and 11.3 (Voluntary prepayment of Utilisations) of the Santander Bilateral RCF shall be reduced to one business day in London in relation to the cancellation and prepayment in full of the Available Facility and any outstanding Utilisations (each as defined in the Santander Bilateral RCF) on or immediately prior to the Effective Date; and

(b)	no Break Costs (as defined in the Santander Bilateral RCF) shall be payable in connection with such prepayment.
8.9

Any amounts payable to a Continuing Lender (in its capacity as Lender) by any Obligor pursuant to any Finance Document on or before the Effective Date in respect of any period ending on or prior to the Effective Date shall be for the account of that Continuing Lender and the Incoming Lenders shall not have any interest in, or rights in respect of any such amount.

9.	Company Confirmation

The Company hereby confirms that on the Effective Date:

(a)	the incurrence and guaranteeing by the Obligors of obligations under the Amended Facilities Agreement will not be prohibited under the terms of the Notes Purchase Agreement; and
(b)	the Amended Facilities Agreement will not be prohibited under the terms of the Notes Purchase Agreement to share in the Transaction Security.
10.	CONTINUITY AND CONSENT OF THE GUARANTORS
10.1	Continuing obligations

Except as varied or waived by the terms of this letter, the Revolving Facilities Agreement will remain in full force and effect and any reference in the Revolving Facilities Agreement or any other Finance Document to such Revolving Facilities Agreement or to any provision of such Revolving Facilities Agreement will be construed as a reference to such Revolving Facilities Agreement, or that provision, as varied or waived by this letter.

10.2	Continuing Guarantees

Each Guarantor hereby consents, acknowledges and agrees to the amendments and other matters set forth in this letter and hereby confirms and ratifies in all respects the guarantee in clause 23 (Guarantee and Indemnity) (including without limitation the continuation of each Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this this letter) and the enforceability of such guarantee against such Guarantor in accordance with its terms. In addition, each Guarantor confirms that each security interest created under the Transaction Security Documents shall remain in full force and effect as a continuing security notwithstanding the amendments to the Revolving Facilities Agreement set out in paragraph 4 above or any other any term or provision in this letter.

11.	FEES AND EXPENSES
11.1

The Company shall, or shall procure that a member of the Group will, pay to the Continuing Lenders and the Incoming Lenders an upfront fee in the amount, manner and at the times agreed in a fee letter.

11.2

The Company shall reimburse the Agent promptly on demand for all reasonable charges and expenses (including, without limitation, the fees and expenses of legal advisors (subject to an agreed cap in writing (if any)) which are incurred by the Agent in connection with this letter, the Amended Facilities Agreement and the arrangements contemplated thereby, whether or not the Effective Date occurs.

12.	REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to the Agent that the Repeating Representations are true and accurate in all respects (or, in the case of such Repeating Representations which are not otherwise subject to a materiality threshold or qualification in accordance with their terms, are correct in all material respects) as at the date of this letter.

13.	GENERAL
13.1	Construction

The provisions of clause 1.2 (Construction), clause 39 (Partial Invalidity), clause 40 (Remedies and Waivers) and clause 46 (Enforcement) shall apply to this letter as if set out in this letter, but as if references in those clauses to the Revolving Facilities Agreement were references to this this letter.

13.2	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

13.3	Finance Documents

This letter is designated as a Finance Document by the Company and the Agent.

13.4	Third Party Rights
(a)

Unless expressly provided to the contrary in this letter, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (or any analogous provision under any applicable law) to enforce or enjoy the benefit of any term of this letter.

(b)	Notwithstanding any term of this letter, the consent of any person who is not a party is not required to amend, rescind or otherwise vary this letter at any time
13.5	Governing law

This letter and any non-contractual obligations arising out of or in connection with it is governed by English law.

Schedule 1

Conditions Precedent to the Effective Date

1.	Corporate authorisations
(a)	A copy of a resolution of the executive committee of Manchester United Football Club Limited and the board of directors of each other Original Obligor:
(i)

approving the terms of, and the transactions contemplated by, this letter (including, without limitation, the Schedules attached to this letter) and resolving that it execute, deliver and perform the Transaction Documents (to which it is a party);

(ii)	authorising a specified person or persons to execute the Transaction Documents (to which it is a party) on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents (to which it is a party).

(b)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above in relation to this letter and related documents.
(c)

A certificate of an authorised signatory of each Original Obligor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on that Original Obligor to be exceeded.

(d)

A certificate of an authorised signatory of each Original Obligor certifying that its constitutional documents as previously delivered to the Agent and each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this letter.

2.	Transaction Documents
(a)	This letter executed by each Obligor.
(b)	The upfront fee letter executed by the Company.
(c)	An English law governed supplemental debenture executed by the Original Obligors.
(d)	An English law governed supplemental mortgage executed by MUFC.
(e)	An English law governed supplemental share charge executed by MUL.

((a)-(e) above each a “Transaction Document” and, together, the “Transaction Documents”).

3.	Legal opinion

A legal opinion of McGuireWoods London LLP as to English law, addressed to the Agent, the Security Trustee and the Lenders.

4.	Other documents and evidence
(a)

Notice of prepayment and cancellation providing for the prepayment of all outstanding amounts and cancellation of all commitments under the BofA Bilateral RCF and the Santander Bilateral RCF on or before the Effective Date.

(b)	Utilisation Request(s) in respect of the prepayment of the Outstanding Loans.
(c)

Evidence that the fees, costs and expenses (other than legal fees) then due pursuant to Clause 11 (Fees and Expenses) and all accrued interest on the amount prepaid in connection with the prepayment referred to in Clause 8.6 of this letter have been paid or will be paid by the Effective Date.

Please sign and return this letter as acknowledgment of your agreement to the above.

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

for itself and as facility agent for and on behalf of the Finance Parties

Signature:	/s/ Kevin Day
Name:	Kevin Day
Title:	Vice President

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

as security trustee for the Secured Parties

Signature:	/s/ Kevin Day
Name:	Kevin Day
Title:	Vice President

[Manchester United RCF Amendment Letter – Agent/Security Trustee Signature Page]

BANK OF AMERICA, N.A., LONDON BRANCH

as Continuing Lender

Signature:	/s/ Fiona Malitsky
Name:	Fiona Malitsky
Title:	Director

NATIONAL WESTMINSTER BANK PLC

as Continuing Lender

Signature:	/s/ Mike Malone
Name:	Mike Malone
Title:	Director

SANTANDER UK PLC

as Incoming Lender

Signature:	/s/ Jonathan Corcoran
Name:	Jonathan Corcoran
Title:	Director, Specialised & Project Finance

HSBC UK BANK PLC

as Incoming Lender

Signature:	/s/ Nathan Pritchard
Name:	Nathan Pritchard
Title:	Head of Transaction Management

[Manchester United RCF Amendment Letter – Lender Signature Page]

RED FOOTBALL LIMITED

Signature:	/s/ Joel Glazer
Name:	Joel Glazer
Title:	Director

MU FINANCE LIMITED

Signature:	/s/ Joel Glazer
Name:	Joel Glazer
Title:	Director

MANCHESTER UNITED LIMITED

Signature:	/s/ Joel Glazer
Name:	Joel Glazer
Title:	Director

MANCHESTER UNITED FOOTBALL CLUB LIMITED

Signature:	/s/ Joel Glazer
Name:	Joel Glazer
Title:	Director

RED FOOTBALL JUNIOR LIMITED

Signature:	/s/ Joel Glazer
Name:	Joel Glazer
Title:	Director

[Manchester United RCF Amendment Letter –Obligor Signature Page]